INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Research Frontiers Incorporated

We consent to incorporation by reference in the registration statements
(No. 33-53030, 33-86910, 333-08623 and 333-34163) on Form S-8 and
(No. 333-40369 and 333-65219 ) on Form S-3 of Research Frontiers
Incorporated of our report dated February 19, 1999, except as to note 11, which is as of March 25, 1999 relating to the balance sheets of Research Frontiers Incorporated as of December 31, 1998 and 1997 and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Research Frontiers Incorporated.


                            /s/ KPMG LLP
                   KPMG LLP

Jericho, New York
March 29, 1999